Filed pursuant to Rule 433
Registration No. 333-134402
Final Term Sheet

Issuer:	Province of Ontario

Expected Ratings:	Moody’s Aa1; S&P AA; DBRS AA

Title:	2.75% Bonds due February 22, 2011

Aggregate Principal Amount:	U.S.$1,500,000,000

Denominations:	U.S.$5,000 and integral multiples of U.S.$1,000
for amounts in excess of U.S.$5,000

Trade Date:	Februrary 14, 2008

Settlement Date:	Februrary 22, 2008

Maturity:	February 22, 2011

Interest Payment Dates:	Februrary 22 and August 22 of each year,
commencing August 22, 2008. Interest will
accrue from February 22, 2008.

Spread to Treasury:	CT2 + 96 basis points

Benchmark Treasury:	UST 2.125% due January 31, 2010

Treasury Spot/Yield:	1.900%

Yield to Maturity:	2.860% semi annual

Interest Rate:	2.75%

Public Offering Price:	99.686% plus accrued interest from Februrary 22,
2008 if settlement occurs after that date

Day Count Convention:	30/360

Underwriters:	Barclays Capital Inc.
J.P. Morgan Securities Ltd.
The Toronto-Dominion Bank
CIBC World Markets Corp.
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
National Bank Financial Inc.
Bank of Montreal, London Branch
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Credit Suisse Securities (Europe) Limited
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
UBS Securities LLC
HSBC Securities (USA) Inc.
Citigroup Global Markets Inc.

Prospectus and	Prospectus dated as of May 23, 2006, and
Prospectus Supplement:	Preliminary Prospectus Supplement dated as of
February 14, 2008

CUSIP# / ISIN#:	74408FAA7 / US74408FAA75

Listing:	Admission to the United Kingdom Listing
Authority’s Official List and to trading on the
London Stock Exchange’s regulated market may be
completed following settlement.

Legends:	The Issuer has filed a registration statement
(including a prospectus) with the SEC for the
offering to which this communication relates.
Before you invest, you should read the
prospectus in that registration statement and
other documents the Issuer has filed with the
SEC for more complete information about the
Issuer and this offering. You may get these
documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, the
Issuer, any underwriter or any dealer
participating in the offering will arrange to
send you the prospectus if you request it by
calling Barclays Capital at 1-888-227-2275,
Ext. 2663, JPMorgan at 1-212-834-4533 or TD
Securities at 1-800-263-5292.

European Economic	If and to the extent that this announcement is
Area Legends:	communicated in, or the offer of the bonds to
which it relates is made in, any European
Economic Area Member State that has implemented
the Prospectus Directive (2003/71/EC), this
announcement and the offer are only addressed
to and directed at persons in that Member State
who are qualified investors within the meaning
of the Prospectus Directive (or who are other
persons to whom the offer may lawfully be
addressed) and must not be acted upon by other
persons in that Member State.

This document does not constitute or form part
of any offer or invitation to sell these bonds
and is not soliciting any offer to buy these
bonds in any jurisdiction where such offer or
sale is not permitted. This document is, for

the purposes of Article 15 of Directive
2003/71/EC, not a prospectus but an
advertisement, and investors in the European
Economic Area should not subscribe for or
purchase these bonds once admitted to trading
on the regulated market of the London Stock
Exchange plc except on the basis of information
in the UKLA Prospectus (as defined below). The
Province intends to file a single prospectus
(the “UKLA Prospectus”) pursuant to Section 5.3
of the Prospectus Directive with the Financial
Services Authority in its capacity as competent
authority under the Financial Services and
Markets Act 2000, as amended, for the purpose
of having these bonds admitted to trading on
the regulated market of the London Stock
Exchange plc as soon as possible after closing
of this issue. In compliance with Directive
2003/71/EC, the UKLA Prospectus will be
published in due course, subject to its
approval by the United Kingdom Listing
Authority, and investors will be able to obtain
a copy of the UKLA Prospectus from the office
of the Province at the Ontario Financing
Authority, One Dundas Street West, Suite 1400,
Toronto, Ontario, Canada M5G 1Z3 and the London
paying agent, The Bank of New York, One Canada
Square, London E14 5AL, England. Investors in
the European Economic Area should not subscribe
for any bonds referred to in this advertisement
except on the basis of information in the UKLA
Prospectus.

Other:	ANY DISCLAIMERS OR OTHER NOTICES THAT MAY
APPEAR BELOW ARE NOT APPLICABLE TO THIS
COMMUNICATION AND SHOULD BE DISREGARDED. SUCH
DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY
GENERATED AS A RESULT OF THIS COMMUNICATION
BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL
SYSTEM.

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